Pricing Supplement #5 dated September 25, 2003 (To Prospectus dated January 24, 2002 and Prospectus Supplement dated May 29, 2002 )	Rule 424(b) (3) File No. 333-71324

NIKE, Inc.
Medium-Term Notes — Fixed Rate

     We are hereby offering to sell Notes having the terms specified below to you with the assistance of: ☒ Merrill Lynch & Co. ☐ Other:          , acting as: ☐ principal ☒ agent, at: ☐ varying prices related to prevailing market prices at the time of resale ☒ a fixed initial public offering price of 100% of the Principal Amount.

Principal Amount: $50,000,000	Original Issue Date: September 30, 2003

Agent’s Discount or Commission: 0.625%	Stated Maturity Date: October 1, 2013

Nets Proceeds to Company: $49,687,500	Interest Payment Date(s): April 1st and October 1st

Interest Rate: 4.70% per annum

Redemption:
☒	The Notes may not be redeemed prior to the Stated Maturity Date.
☐	The Notes may be redeemed at the option of the Company prior to the Stated Maturity Date.
Initial Redemption Date:
Initial Redemption Percentage:
Annual Redemption Percentage Reduction: % until Redemption Percentage is 100% of the Principal Amount.
☐	The Notes shall be redeemed by the Company prior to the Stated Maturity Date (see attached).

Repayment:
☒	The Notes may not be repaid prior to the Stated Maturity Date.
☐	The Notes may be repaid prior to the Stated Maturity Date at the option of the holder of the Notes. Option Repayment Date(s):

Currency:
Specified Currency: United States dollars. (If other than U.S. dollars, see attached)
Minimum Denominations: (Applicable only if Specified Currency is other than U.S. dollars)
Exchange Rate Agent: (Applicable only if Specified Currency is other than U.S. dollars)

If Discount Note, check ☐

       Issue Price:      %

Form:           ☒ Book-Entry          ☐ Certificated

Other Provisions: